Exhibit 99.2

Introduction

Last fall, we embarked on a new chapter for our company with the articulation of the Crucible Moment faced by our business. At that time, we laid out our plans to accelerate and diversify our revenue growth, pivot our business toward more profitable growth, and deliver on the commercial launch of Specs in 2026. The impacts of this strategic direction began to manifest in the operating results of our business in Q4, and we are excited to build on this momentum in the year ahead.

Over the last 3 years, we have grown Monthly Active Users (MAU) by more than 150 million, reaching 946 million in the most recent quarter, and bringing us within striking distance of our goal to reach 1 billion global MAU. We have already achieved immense reach and depth of engagement in many of the world's most attractive advertising geographies, and we believe this affords us a significant opportunity to grow our topline and expand average revenue per user (ARPU) over time. Growing our community in these prosperous geographies remains a priority, and we remain committed to our long term goal of reaching 1 billion MAU, but going forward we will seek to strike a better balance between the pace of community growth and rate of topline growth in order to pivot our business to more profitable growth.

For the advertising business, our focus will be on three core initiatives. The first is fostering direct connections between Brands and Snapchatters by leveraging our core product capabilities across Snapchat. The second will be making it easier and more performant for advertisers to connect with Snapchatters by leveraging AI tooling and capabilities end-to-end through our ad platform including creative development, campaign set up, and performance optimization. Finally, we plan to grow our advertiser base by scaling and optimizing our go-to-market operations that support the success of small and medium sized businesses (SMBs). Ultimately, we will grade the performance of our advertising business based on the rate of growth in advertising revenue, with a focus on gaining share over time.

The Other Revenue portion of our business has become an outsized source of growth, and is playing a critical role in diversifying our topline. In the year ahead, we will focus on growing existing subscription offers, including Snapchat+ and Memories Storage Plans, while innovating to bring compelling new offers to our platform. This momentum is already materializing, with subscribers growing 71% year-over-year to reach 24 million in Q4. In the year ahead, growth in subscribers will be a critical input metric to track our progress, and we will ultimately grade our performance based on growth of the annualized run rate for Other Revenue.

We are focusing on three significant catalysts for gross margin expansion to drive profitable growth. First, with community growth focused on monetizable markets, and with our cost to serve increasingly calibrated to the monetization potential of each market, we expect that our infrastructure costs will pivot from being a source of gross margin pressure to become a margin accretive investment. Second, as more of our ad revenue is derived from higher margin placements such as Sponsored Snaps and Promoted Places, we expect advertising margins to improve. Third, we expect that the growing scale of our subscription business, which is built on a foundation of existing engagement and infrastructure investment, will become increasingly accretive to overall gross margins. In the Crucible Moment letter shared last fall, we set a near term goal to achieve 60% gross margins. We have already made meaningful progress toward that goal by achieving a 59% gross margin in Q4, and we believe there is a clear path to exceed this goal in 2026.

We are excited about our plans to accelerate topline growth, diversify our revenue streams, and build a more financially efficient business in the year ahead. Ultimately, we will grade our performance on our progress toward achieving

SNAP INC. | Q4 2025 | INVESTOR LETTER 1

meaningful Net Income profitability over the medium term. Importantly, we believe we can deliver on this profitable growth path as we continue to invest in the future of augmented reality and support the consumer launch of Specs later this year.

Community

For our community, we are focused on strengthening engagement in the world's most developed advertising geographies, by building experiences across Snapchat that spark conversations and deepen relationships between Snapchatters. The connections between friends and family are what unify our camera, messaging, Snap Map, and content experiences and enable our platform to enrich the lives of Snapchatters around the world. By prioritizing features that encourage creativity, discovery, and interaction across these surfaces, we aim to increase the relevance and durability of engagement in ways that support long-term community growth and monetization.


Transform any Snap with a prompt!

More than 700 million Snapchatters have engaged with Gen AI-powered Lenses over 17 billion times.

Our camera remains central to how Snapchatters communicate and express themselves, and it is often the starting point for conversations on Snapchat. We are enhancing our camera with AI-powered capabilities that make creation more intuitive, dynamic, and social. Recent breakthroughs in our proprietary models allow us to deliver high-quality generative AI camera experiences efficiently at scale by running our models on-device. AI-driven Lenses represent a meaningful evolution from traditional Lenses, shifting the experience from applying a fixed set of visual overlays to creating images and scenes dynamically through generative AI. Snapchatters can now prompt, explore, and co-create personalized content in real time, and this shift is already resonating with our community. More than 700 million Snapchatters have engaged with generative AI Lenses more than 17 billion times, often discovering and sharing these Lenses through conversations with friends and family. Our Imagine Lens, launched in September, has already been engaged with nearly two billion times, highlighting strong early traction and repeat usage. This momentum is supported by a global creator and developer ecosystem that is unmatched in scale. More than 450,000 creators from nearly every country have built over 5 million Lenses using our industry-leading AR and AI tools, helping ensure that camera experiences remain fresh, relevant, and closely aligned with how our community builds relationships.

Sharing Snaps with friends and family remains the foundation of Snapchat and a core driver of engagement, retention, and long-term value creation. Our platform is designed around visual communication that enables frequent interactions and helps our community maintain close relationships over time. We continue to see strong momentum in direct communication between friends and family, with messaging behaviors reflecting the durability of Snapchat's core value proposition. For example, average daily messages sent increased 5% year-over-year, and the number of bidirectional communicators increased 5% year-over-year in Q4. We are investing in product experiences that make it easier to start conversations, sustain them over time, and introduce new ways for friends and family to interact. For example, in Q4, we began testing Topic Chats, a new feature that allows Snapchatters to participate in public conversations around trending topics and events, discover shared interests, and explore what's happening visually across our community. We also began rolling out new two player turn-based games designed to create playful, low-friction ways for friends and family to connect, such as *2*

SNAP INC. | Q4 2025 | INVESTOR LETTER 2

Player Mini Golf and *Magic Jump*. In Q4, these experiences contributed to more than 200 million Snapchatters playing Games every month on average, representing an increase of 90% year-over-year.



11:04
Cassie Lu
Pico, Santa Monica · 33m
Hey!
Send a chat
Bitmoji Bowling
2P Mini Golf
Four in a Row
Bitmoji Pong
2P Word Search
Let's Decorate!
2P Card Game
Fridge Magnets
Archery Battle 3D
Multiplayer Quiz

Over 200 million Snapchatters play Games every month on average, representing an increase of **90% year-over-year**.

The Snap Map has become an increasingly important driver of engagement by helping Snapchatters stay connected to friends, local communities, and places in the real world. Snapchatters use the Snap Map to see where friends are spending time, discover what is happening nearby, and engage with local businesses and events. Monthly active Snap Map users reached 435 million in Q4, up 6% year-over-year, creating natural opportunities for both organic engagement and monetization through ad placements such as Promoted Places.

We have built a differentiated content platform powered by authentic content that is native to Snapchat and that reinforces human connection through content sharing as a conversation starter. Our systems increasingly surface timely, relevant content by identifying emerging trends and original formats across Spotlight and Stories and matching them to the right audiences. In Q4, enhancements to our ranking and trend-detection models contributed to improved content freshness and engagement. For example, the number of Spotlight reposts and shares increased 69% year-over-year in the US, reflecting our ability to surface timely content at scale. In addition, Snapchat continues to be a platform where both established and emerging creators can grow an audience and build a sustainable business. For example, Randa Adami, a nail designer and travel creator, grew her follower base by more than 20x over the last six months by consistently posting to Spotlight and leveraging engagement tools such as Q&A and Spotlight comments to strengthen connections with her viewers.

As we continue to innovate across these surfaces, we are seeing the impact of better calibrating our investments in community growth and cost to serve with the long term monetization potential of each market. In Q4, global monthly active users increased by 3 million quarter-over-quarter to 946 million, while global daily active users declined by 3 million quarter-over-quarter to 474 million[5]. The decline in Global DAU in Q4 reflects, in part, our decision to substantially reduce our community growth marketing investments in order to focus on more profitable growth. Improving ARPU through more direct monetization of our core product remains a key priority, including continued growth in Snapchat+, the expansion of Sponsored Snaps and Promoted Places, the launch of Lens+, and Memories Storage Plans. While these initiatives involve trade-offs with engagement, they are strengthening topline performance, supporting more stable and retentive subscription-based revenue streams, and improving the gross margin profile of our business.

The regulatory environment also presents near-term risk to engagement metrics. In Q4, we implemented platform-level age verification in Australia in accordance with a new law requiring users to be at least 16 years old, resulting in the removal of approximately 400,000 accounts. We have since begun testing new signals from Apple's Declared Age Range API, and we plan to test Google's solution once it becomes available. While these actions may adversely affect engagement metrics as

SNAP INC. | Q4 2025 | INVESTOR LETTER 3

implementation progresses, we believe it is the right thing to do to maintain the long term trust of our community and partners, and we remain committed to our long-term goal of serving more than 1 billion global monthly active users.

Specs

Our long-term vision for augmented reality extends beyond the smartphone to a future where computing is more natural, contextual, and seamlessly integrated into the real world. For more than a decade, we have invested in building a platform that brings digital experiences closer to how people see, move through, and interact with their everyday environments. Specs are central to this vision. After five generations of development and refinement, we plan to launch Specs publicly in 2026, which we believe represents a significant step forward in human-centered computing and the evolution of our AR platform.

As we prepare for launch, we have continued to strengthen both the platform and the ecosystem that is designed to support adoption at scale. We began testing Snap Cloud, powered by Supabase, to make advanced backend capabilities more accessible within Lens Studio, enabling developers to build richer, more dynamic AR experiences. We also announced that all Lenses built today for Spectacles will be compatible with Specs at launch, providing continuity and scale for developers from day one.

Partners and developers are already building compelling AR experiences that demonstrate the breadth of what is possible on Specs. Star Wars: Holocron Histories from ILM is now live on Spectacles, highlighting the power of smart glasses for immersive storytelling with one of the world's most beloved franchises. This experience showcases the studio's continued innovation in technology and platforms through an extension of the Star Wars galaxy. In addition, developer Harry Banda created Card Master, a multiplayer AR card game that lets players face AI opponents in classic card games, with tutorials and achievements, evolving into a broader suite of AR card experiences for Specs.

We believe Snap is uniquely positioned to lead the next wave of spatial computing. With Snap OS 2.0, Lens Studio, Snap Cloud, and a global developer ecosystem, we have built an end-to-end AR platform spanning software, tools, and hardware. Together, these capabilities position us to deliver fully standalone, human-centered eyewear that expands creative expression and unlocks new ways for people to engage with the world around them.


Pass
Play
Clear
Developer Harry Banda created Card Master, a multiplayer AR card game that lets players face AI opponents in classic card games, with tutorials and achievements, evolving into a broader suite of AR card experiences for Specs.

Advertising Platform

In Q4, we made meaningful progress executing against the three priorities guiding the evolution of our advertising business: fostering more direct connections between brands and Snapchatters, making advertising on Snapchat easier and more performant through our AI-driven ad platform, and expanding our advertiser base by scaling and optimizing our go-to-market operations for small and medium-sized businesses. Together, these efforts delivered measurable improvements in advertiser performance, positioning us for more durable growth as we enter 2026.

SNAP INC. | Q4 2025 | INVESTOR LETTER 4

We are focused on fostering more direct connections between brands and Snapchatters by enabling advertisers to participate natively in the experiences our community use every day on Snapchat, including messaging, the Snap Map, our AI-powered camera, and creator-led content. These surfaces allow brands to show up in ways that feel timely, relevant, and aligned with how our community communicates and discovers the world around them.

High-impact, conversation-driven placements are playing an increasingly important role across both upper- and lower-funnel objectives. Sponsored Snaps continued to gain traction in Q4 as one of our most differentiated ad placements, allowing brands to engage directly with Snapchatters. Sponsored Snaps revenue grew meaningfully quarter-over-quarter, supported by in-app optimizations and early testing of Dynamic Product Ad (DPA) integrations. Advertisers are seeing strong results from this placement: in Q4, Sponsored Snaps click-through rates grew 7% and click-through purchases grew 17% from Q3 to Q4, during which numerous format and ranking improvements were introduced. For example, global travel company Contiki used Sponsored Snaps to drive lower-funnel bookings, achieving a 283% increase in ROAS and a 72% reduction in cost per purchase, highlighting the format's ability to connect creativity with measurable outcomes. In addition, SHEIN used Sponsored Snaps as part of a total takeover campaign to amplify the launch of its 2025 Collection, connecting an online-to-offline event with high-impact, camera-native creative that drove engagement beyond digital impressions. The campaign exceeded impression benchmarks by 20% while delivering CPMs below standard benchmarks, demonstrating strong efficiency, scale, and the effectiveness of clear product-led creative with a direct call to action. We are also seeing advertisers amplify lower-funnel outcomes by combining complementary ad formats across the Snapchat experience. For example, Saudi QSR brand KUDU combined creative AR Lenses with Sponsored Snaps to drive full-funnel performance, achieving up to 49.5% lower cost per sign-up, 3.76x more app installs at 76% lower CPI, and 38x more purchases at an 84% lower cost per purchase.


and just book
that Contiki

Contiki used **Sponsored Snaps** to drive lower-funnel booking, achieving a **283% increase in ROAS and a 72% reduction in cost per purchase**.

Promoted Places further extends this strategy by translating digital engagement into real-world action. Early results from our Promoted Places beta saw an average 65% reduction in cost per incremental visit and an average double-digit visitation lift according to third-party foot traffic measurement by InMarket.

We continue to leverage AI to make it easier for advertisers to connect with Snapchatters while delivering stronger performance and more consistent returns. By embedding AI across our advertising platform, from creative development and campaign setup to delivery and optimization, we are reducing friction for advertisers and improving ROAS at scale, particularly across Direct Response use cases.

A central focus of our AI strategy is simplifying how advertisers plan, launch, and manage campaigns on Snapchat. Our Smart Campaign Solutions suite, including Smart Targeting and Smart Budget, uses AI to identify incremental high-value audiences and dynamically allocates spend across objectives, reducing the need for manual setup and ongoing optimization. We also began early testing of Smart Ads, which automatically assemble and iterate creative elements to identify the highest-performing combinations. These tools are designed to reduce creative friction, accelerate learning cycles, and shorten time to spend.

SNAP INC. | Q4 2025 | INVESTOR LETTER 5

Improving Direct Response performance remains a core priority within this effort. In Q4, we delivered meaningful progress across both DPA and App advertising. For DPA, targeted ranking, format, and delivery improvements delivered a 55% reduction in cost per action for 7-0 conversions and a 45% reduction in cost per action for 1-0 conversions amongst all Pixel Purchase GBBs, based on cumulative internal testing over the past year. DPA revenue grew 19% year-over-year, supported by expanded adoption among large advertisers and continued migration to higher-performing dynamic solutions. For example, WOLFpak, a North America retail fashion & apparel brand, leveraged Dynamic Product Ads to drive lower-funnel performance, delivering 90% higher return on ad spend compared to non-DPA campaigns.


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WOLFpak leveraged Dynamic Product Ads to drive lower funnel performance, delivering 90% higher ROAS compared to non-DPA campaigns.

Our App advertising business also accelerated meaningfully in Q4. Revenue from In-App Optimizations grew 89% year-over-year, supported by advances in foundational app models, broader adoption of the App Power Pack, and new immersive formats such as Playables. For example, our partnership with Triumph Arcade delivered 2.6x more app installs at 37% lower CPI and 94% more purchases at a 15% lower cost per purchase, demonstrating how native formats can drive strong lower-funnel outcomes.

We are growing our advertiser base by scaling and optimizing go-to-market operations that support the success of small and medium-sized businesses. SMBs contributed the majority of advertising revenue growth for the sixth consecutive quarter, underscoring sustained product-market fit and the impact of our investments. In Q4, total active advertisers increased 28% year-over-year, driven in part by simplified onboarding, improved campaign workflows, and increased performance. We reduced setup friction by enhancing Ads Manager workflows and expanding integrations across the commerce and measurement ecosystem, enabling advertisers to launch campaigns directly from partner platforms. We also strengthened our SMB offering through new partnerships, including a global integration with Wix, which allows ecommerce businesses to more easily create campaigns, manage catalogs, and improve measurement. In addition, we are investing in AI agents designed to accelerate SMB activation through automated recommendations and onboarding optimizations that reduce decision friction and improve performance.

Our Q4 results reinforce our confidence in the strategic direction outlined in our 2026 plan. By fostering deeper connections between brands with Snapchatters, improving advertiser performance through AI, and expanding our advertiser base with greater discipline, we are building a more resilient and competitive advertising business. As we move into 2026, we will continue to grade our progress based on growth in conversions, improvements in ROAS, expansion of our active advertiser base, and ultimately the rate of growth in advertising revenue and share over time.

Financials

Q4 was a pivotal quarter for our business as we began to see the impact of our strategic focus on profitable growth translate into further revenue diversification, meaningful gross margin expansion, elevated flow through of topline growth to adjusted EBITDA, the achievement of Net Income profitability, and substantially improved free cash flow generation.


REVENUE
Q4'24
$1,557M
Q4'25
$1,716M
+10%
year-over-year

SNAP INC. | Q4 2025 | INVESTOR LETTER 6

Total revenue was $1.72 billion in Q4, up 10% year-over-year. Advertising revenue reached $1.48 billion in Q4, up 5% year-over-year, driven primarily by growth in DR advertising revenue. The growth in DR advertising revenue was driven by strong demand for our Pixel Purchase and App Purchase optimizations, as well as continued strength from the SMB client segment. Other Revenue increased 62% year-over-year to $232 million in Q4, with subscribers growing 71% year-over-year to reach 24 million in Q4.

Global impression volume increased approximately 14% year-over-year, driven in large part by expanded advertising delivery across Sponsored Snaps and Spotlight. Total eCPMs declined approximately 8% year-over-year, with the rate of decline moderating by 5 percentage points quarter-over-quarter, driven by growing demand for Sponsored Snaps that helped boost yields for this new placement. We are encouraged to see our advertising partners experience strong advertising performance alongside this supply growth, and that the improvements in pricing and performance are bringing increased demand to the platform.

Adjusted Cost of Revenue was $699 million in Q4, up 4% year-over-year, but growing at less than half the rate of our topline. Infrastructure cost per DAU was $0.86 in Q4 and below the top end of our full year cost structure guidance range as we began to experience the initial benefits of better calibrating our cost to serve relative to the long term monetization potential of the geographies in which we operate. The remaining components of Adjusted Cost of Revenue were $289 million in Q4, or 17% of revenue, which is below the low end of our full year cost structure guidance range, due in large part to the outsized growth of higher margin ad placements, including Sponsored Snaps and Spotlight. With the combination of Revenue growth outpacing Infrastructure cost growth, and a favorable shift in impression delivery mix, Adjusted Gross Margin reached 59% in Q4, up from 55% in Q3 and 57% in Q4 of the prior year.

Adjusted Operating Expenses were $660 million in Q4, up 8% year-over-year, but growing 2 percentage points slower than revenue. Personnel costs increased 8% year-over-year, driven primarily by a 7% increase in headcount with hiring tightly focused on our core strategic priorities. Higher legal costs, including litigation and regulatory compliance related costs, were an additional driver of operating expense growth in Q4. These factors were partially offset by reductions in community growth marketing spending as we began to execute on our strategic initiative to better calibrate our investments in community growth with the long term monetization potential of each geography.

Adjusted EBITDA was $358 million in Q4, an improvement of $82 million compared to the prior year. Adjusted EBITDA flow through, or the percentage of year-over-year revenue growth that flowed through to Adjusted EBITDA, was 51% in Q4 and contributed to Adjusted EBITDA margins expanding 9 percentage points to reach 21% in Q4. Importantly, we delivered positive Net income of $45 million in Q4, up from $9M in prior year. The $36 million year-over-year improvement largely reflects the flow-through in Adjusted EBITDA, offset by a $31 million increase in interest expense reflecting the high yield notes issued earlier in the year. Stock based compensation and related payroll expenses (SBC) were $265 million in Q4, or approximately flat year-over-year, as progress toward a flatter and leaner leadership structure helped power the business to Net Income profitability in Q4.

Free Cash Flow was $206 million in Q4 while Operating Cash Flow was $270 million. Over the trailing twelve months, Free Cash Flow was $437 million and Operating Cash Flow was $656 million, as we continue to execute on translating topline growth into sustained growth in cash flow.


OPERATING CASH FLOW (TTM)
Q4'24
$413M
Q4'25
$656M
FREE CASH FLOW (TTM)[4]
Q4'24
$219M
Q4'25
$437M

SNAP INC. | Q4 2025 | INVESTOR LETTER 7

We continued to manage our share count carefully, with share repurchases completed throughout 2025 helping limit share count growth to 3% in Q4. We ended Q4 with approximately $2.9 billion in cash and marketable securities, and just $47 million in convertible notes set to mature in fiscal 2026. Given the strength of our balance sheet, our progress towards sustained free cash flow generation, and our desire to opportunistically manage our share count for the benefit of our long term shareholders, we have authorized a new share repurchase program in the amount of $500 million.

For the full year, we generated $5.93 billion in revenue, reflecting 11% year-over-year growth, driven by a combination of ongoing strength in our SMB advertising segment as well as the rapid growth in our subscription business. We delivered $689 million in Adjusted EBITDA, representing Adjusted EBITDA flow-through of 32% in 2025. Importantly, we came within or below our full-year cost structure guidance across all key metrics as we managed our investment levels in balance with the rate of revenue growth realized by our business throughout the year.

Financial Outlook

As we begin 2026, we are focused on accelerating topline growth, further diversifying our revenue streams, expanding gross margins, and making meaningful progress toward Net Income profitability. Our investment plans for 2026 reflect these priorities, and our intention is to calibrate our investments to revenue growth as we move through the year. Our Infrastructure investment levels for 2026 will be driven by our strategic initiative to better align our cost to serve with the long term monetization potential of each geography in which we operate. As a result, our full year cost structure guidance range for Infrastructure costs is $1.6 billion to $1.65 billion, which would represent flat year-over-year infrastructure costs at the low end. We estimate that the remaining components of Adjusted Cost of Revenue will be a combined 16% to 17% of revenue in each quarter of 2026, which would represent a 1-2 percentage point improvement over 2025, driven by the benefit of outsized growth in higher margin ad placements.

Personnel costs are the largest component of Adjusted Operating Expenses and we expect headcount growth in 2026 to be roughly inline with the 7% headcount growth we experienced in Q4 2025, with hiring tightly focused on our core strategic priorities. We anticipate continued elevated legal and regulatory related costs, and we plan to make meaningful proactive investments in community safety that will contribute to Adjusted Operating Expense growth. In addition, our Adjusted Operating Expense range for 2026 includes incremental investments in product development and go-to-market support for the consumer launch of Specs later this year. These factors will be partially offset by reduced spending on community growth marketing as we adjust these investments to better reflect the long term monetization potential of each geography. As a result, we estimate that full-year Adjusted Operating Expenses will be approximately $3.0 billion. For SBC and related expenses, we estimate approximately $1.2 billion in 2026.

For Q1 specifically, our guidance range for revenue is $1.50 billion to $1.53 billion. Our Q1 revenue guidance range excludes any potential revenue from the Perplexity integration as we have yet to mutually agree on a path to a broader roll out. Given this revenue range, and our investment plans for the year ahead, we estimate that Adjusted EBITDA will be between $170 million and $190 million in Q1. As we begin 2026, we are excited to execute on our pivot toward profitable growth and to make incremental progress toward our medium term goal of delivering meaningful Net Income profitability. The impacts of this strategic direction are already evident in our Q4 results, and we are incredibly proud of the work our team is doing to build on this momentum in Q1.

SNAP INC. | Q4 2025 | INVESTOR LETTER 8

1. Adjusted Gross Profit is a non-GAAP measure, which we define as GAAP revenue less Adjusted Cost of Revenue. Adjusted Gross Margin is a non-GAAP measure, which we define as GAAP revenue less Adjusted Cost of Revenue divided by GAAP revenue. Adjusted Cost of Revenue is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other items impacting net income (loss) from time to time. See Appendix for reconciliation of GAAP Cost of Revenue to Adjusted Cost of Revenue.
2. Adjusted Operating Expenses is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other items impacting net income (loss) from time to time. See Appendix for reconciliation of GAAP Operating Expenses to Adjusted Operating Expenses.
3. Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other items impacting net income (loss) from time to time. See Appendix for reconciliation of net income (loss) to Adjusted EBITDA.
4. Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. See Appendix for reconciliation of net cash provided by (used in) operating activities to Free Cash Flow.
5. In the first quarter of 2025, we refined our processes and controls to allow us to more accurately record user activity that would not otherwise be recorded during such period due to delays in receiving user metric information resulting from carrier or other user connectivity issues during the measurement period. For additional information concerning these refinements, see the "Note Regarding User Metrics and Other Data" in our Quarterly Report filed on Form 10-Q for the first quarter of 2025. As a result of such refinements, our DAUs may not be directly comparable to those in prior periods, as they reflect a comparison to previously reported numbers.

SNAP INC. | Q4 2025 | INVESTOR LETTER 9

SNAP INC. | Q4 2025 | INVESTOR LETTER 10

Forward Looking Statements

This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this letter, including statements regarding guidance, our future results of operations or financial condition, future stock repurchase programs or stock dividends, business strategy and plans, user growth and engagement, product initiatives, objectives of management for future operations, and advertiser and partner offerings, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as "anticipate," "believe," "contemplate," "continue," "could," "estimate," "expect," "going to," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," or "would" or the negative of these words or other similar terms or expressions. We caution you that the foregoing may not include all of the forward-looking statements made in this letter. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this letter primarily on our current expectations and projections about future events and trends, including our financial outlook, macroeconomic uncertainty, and geo-political events and conflicts, that we believe may continue to affect our business, financial condition, results of operations, and prospects. These forward-looking statements are subject to risks and uncertainties related to: our financial performance; our ability to attain and sustain profitability; our ability to generate and sustain positive cash flow; our ability to attract and retain users, partners, and advertisers; competition and new market entrants; managing our growth and future expenses; compliance with new laws, regulations, and executive actions; our ability to maintain, protect, and enhance our intellectual property; our ability to succeed in existing and new market segments; our ability to attract and retain qualified team members and key personnel; our ability to repay or refinance outstanding debt, or to access additional financing; future acquisitions, divestitures, or investments; and the potential adverse impact of climate change, natural disasters, health epidemics, macroeconomic conditions, and war or other armed conflict, as well as risks, uncertainties, and other factors described in "Risk Factors" and elsewhere in our most recent periodic report filed with the U.S. Securities and Exchange Commission, or SEC, which is available on the SEC's website at www.sec.gov. Additional information will be made available in Snap Inc.'s periodic report that will be filed with the SEC for the period covered by this letter and other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this letter are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, including future developments related to geo-political events and conflicts and macroeconomic conditions, except as required by law.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance investors' overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use the non-GAAP financial measure of Free Cash Flow, which is defined as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. We believe Free Cash Flow is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business and is a key financial indicator used by management. Additionally, we believe that Free Cash Flow is an important measure since we use third-party infrastructure partners to host our services and therefore we do not incur significant capital expenditures to support revenue generating activities. Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet and invest in future growth. We use the non-GAAP financial measure of Adjusted EBITDA, which is defined as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other items impacting net income (loss) from time to time. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in Adjusted EBITDA. We use other non-GAAP financial measures such as Adjusted Cost of Revenue and Adjusted Operating Expenses. These measures are defined as their respective GAAP expense line items, excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other items impacting net income (loss) from time to time. We use the non-GAAP financial measure of Adjusted Gross Profit, which we define as GAAP revenue less Adjusted Cost of Revenue. We use the non-GAAP financial measure of Adjusted Gross Margin, which we define as GAAP revenue less Adjusted Cost of Revenue divided by GAAP revenue. Similar to Adjusted EBITDA, we believe these measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses we exclude in the measure. We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP measures to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure, please see "Reconciliation of GAAP to Non-GAAP Financial Measures" included as an Appendix to this letter. Snap Inc., "Snapchat," and our other registered and common law trade names, trademarks, and service marks are the property of Snap Inc. or our subsidiaries.

SNAP INC. | Q4 2025 | INVESTOR LETTER 11

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, unaudited)

	Three Months Ended				
Adjusted Cost of Revenue reconciliation	**12/31/2024**	**3/31/2025**	**6/30/2025**	**9/30/2025**	**12/31/2025**
GAAP Cost of Revenue	$671,660	$639,579	$653,333	$674,220	$702,443
Stock-based compensation expense	(1,626)	(1,434)	(1,656)	(2,327)	(2,009)
Payroll and other tax expense related to stock-based compensation	(36)	(102)	(74)	(69)	(48)
Depreciation and amortization	(1,123)	(1,420)	(1,505)	(1,016)	(1,818)
Adjusted Cost of Revenue[1]	**$668,875**	**$636,623**	**$650,098**	**$670,808**	**$698,568**

GAAP Gross Profit	885,623	723,638	691,597	832,619	1,014,018
Adjusted Gross Profit[1]	888,408	726,594	694,832	836,031	1,017,893
GAAP Gross Margin	57%	53%	51%	55%	59%
Adjusted Gross Margin[1]	57%	53%	52%	55%	59%

	Three Months Ended				
Adjusted Operating Expenses reconciliation:	**12/31/2024**	**3/31/2025**	**6/30/2025**	**9/30/2025**	**12/31/2025**
GAAP Operating Expenses[2]	$912,500	$917,484	$951,273	$960,981	$964,301
Stock-based compensation expense	(256,105)	(245,904)	(250,230)	(258,036)	(255,229)
Payroll and other tax expense related to stock-based compensation	(5,536)	(17,116)	(8,963)	(7,454)	(7,362)
Depreciation and amortization	(38,458)	(36,295)	(38,518)	(41,498)	(41,563)
Adjusted Operating Expenses[3]	**$612,401**	**$618,169**	**$653,562**	**$653,993**	**$660,147**

1. Adjusted Gross Profit is a non-GAAP measure, which we define as GAAP revenue less Adjusted Cost of Revenue. Adjusted Cost of Revenue is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other items impacting net income (loss) from time to time. Adjusted Gross Margin is a non-GAAP measure, which we define as GAAP revenue less Adjusted Cost of Revenue divided by GAAP revenue.
2. GAAP Operating Expenses is defined as total costs and expenses, as reported on our consolidated statements of operations, minus GAAP cost of revenue.
3. Adjusted Operating Expenses is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other items impacting net income (loss) from time to time.

SNAP INC. | Q4 2025 | INVESTOR LETTER 12

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, unaudited) 1. Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; andcertain other items impacting net income (loss) from time to time. 2. Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. SNAP INC. | Q4 2025 | INVESTOR LETTER 13

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, unaudited) 1. Restructuring charges in 2024 were composed primarily of cash severance, stock-based compensation expense, and other charges associated with the 2024 restructuring. These charges are not reflective of underlying trends in our business. 2. Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; andcertain other items impacting net income (loss) from time to time. 3. Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. SNAP INC. | Q4 2025 | INVESTOR LETTER 14